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[Company Letterhead]




                                October 31, 2000

Union Bank of California, N.A.,
as Agent and as a Lender
4200 Lincoln Plaza
500 N. Akard
Dallas, Texas 75201

         Re:      Scheduled Borrowing Base Reduction

Ladies and Gentlemen:

This Letter Agreement is being sent to you in your capacity as Agent and as a Lender (each as defined below) in connection with the Second Amended and Restated Credit Agreement dated as of October 6, 2000 ("Credit Agreement") among Edge Petroleum Corporation, a Delaware corporation ("Parent"), Edge Petroleum Exploration Company, a Delaware corporation ("Edge Exploration"), and Edge Petroleum Operating Company, Inc., a Texas corporation ("Edge Operating", and together with the Parent and Edge Exploration, the "Borrowers"), the lenders signatory thereto ("Lenders"), and Union Bank of California, N.A., as agent for the Lenders ("Agent"). All capitalized terms used in this Letter Agreement shall have the meanings assigned to such terms in the Credit Agreement unless otherwise defined herein.

Under Section 2.10(b)(v) of the Credit Agreement, the Borrowing Base shall automatically and permanently reduce by $300,000 commencing on October 31, 2000 and reduce by such amount on the last day of each calendar month occurring thereafter until the next Borrowing Base redetermination date. The Borrowers have requested that the Agent and the Lenders extend the date for the commencement of such reduction to February 28, 2001.

Now therefore, the Borrowers, the Agent and the Lenders hereby agree as follows:

1. BORROWING BASE REDUCTION. Subject to the provisions of this Letter Agreement, the initial monthly Borrowing Base reduction of $300,000 shall commence on February 28, 2001 and shall continue monthly thereafter on the last day of each calendar month until the next Borrowing Base redetermination occurs. The modifications provided for in this Section 1 shall be effective as of the date of this Letter Agreement (a) upon the payment by the Borrowers of all costs, fees and expenses which have been invoiced and are payable pursuant to Sections 5.14 and 5.15 of the Credit Agreement, and (b) if the statements set forth in clauses (a)(i) and (a)(ii) of Section 3.2 of the Credit Agreement shall be true and correct.



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2. MISCELLANEOUS. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. This Letter Agreement may be signed in any number of counterparts, each of which shall be an original.

If the foregoing terms of this Letter Agreement meet with your approval, please evidence your agreement with such terms by signing this Letter Agreement in the space indicated below.

                                       Very truly yours,

                                       EDGE PETROLEUM CORPORATION

                                       By:
                                          -----------------------------
                                                Michael G. Long
                                                Chief Financial Officer

                                       EDGE PETROLEUM EXPLORATION COMPANY

                                       By:
                                          -----------------------------
                                                Michael G. Long
                                                Chief Financial Officer

                                       EDGE PETROLEUM OPERATING COMPANY, INC.

                                       By:
                                          -----------------------------
                                                Michael G. Long
                                                Chief Financial Officer

AGREED TO AND ACCEPTED This
31st day of October, 2000

UNION BANK OF CALIFORNIA, N.A.,
as Agent and as Lender

By:
   -----------------------------
         Damien Meiburger
         Senior Vice President







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